Exhibit 10.3

TAX SHARING AGREEMENT

by and between

UNITED ONLINE, INC.

and

FTD COMPANIES, INC.

dated as of

October 31, 2013

i

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of October 31, 2013, by and between United Online, Inc., a Delaware corporation (“United Online”), and FTD Companies, Inc., a Delaware corporation (“FTD”). United Online and FTD are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Article I.

RECITALS

WHEREAS, United Online and FTD have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which United Online will be separated into two independent publicly-traded companies: (a) FTD, which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the FTD Business, and (b) United Online, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the UOL Businesses;

WHEREAS, UNOL Intermediate, Inc., a Delaware corporation, which wholly owns all of the FTD Affiliates, was renamed FTD Companies, Inc. on April 25, 2013;

WHEREAS, United Online is the common parent of an affiliated group of corporations that files a consolidated United States federal income tax return;

WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, the Parties currently intend to effect the distribution by United Online to the holders of outstanding shares of common stock, par value $0.0001 per share, of United Online, on a pro rata basis, of all of the outstanding shares of common stock, par value $0.0001 per share, of FTD, owned by United Online as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of FTD common stock) (the “Distribution”);

WHEREAS, following the Distribution, (a) FTD will be the common parent of an affiliated group of corporations that files a consolidated United States federal income tax return and (b) the currently existing affiliated group of which United Online is the common parent will remain in existence with all of its previous members other than FTD and those FTD Affiliates which were previously members;

WHEREAS, United Online has received a private letter ruling from the IRS (the “IRS Ruling”) to the effect that, among other things, for United States federal income tax purposes, the Distribution will qualify as a tax-free distribution under section 355 of the Code; and

WHEREAS, the Parties desire to set forth their agreement on the rights and obligations, following the Distribution, of the members of the UOL Tax Group, on the one hand, and the members of the FTD Tax Group, on the other hand, with respect to (a) handling and allocating United States federal, state and local and foreign Taxes in periods beginning before the Distribution Date, (b) Taxes resulting from transactions effectuated in connection with the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means with respect to any Person, any other Person of which all or a portion of the stock or other equity interests are owned, directly or indirectly, by such first Person.

“Agreement” means this Tax Sharing Agreement.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable Period (or portion thereof).

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Audit” means any audit, assessment of Taxes, or other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Carryback” has the meaning set forth in Section 4.3(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Consolidated Return” means any Tax Return reflecting or reporting United States federal, state, local or foreign Taxes filed on a consolidated, combined, unitary or similar basis which includes both (i) FTD or one or more FTD Affiliates and (ii) United Online or one or more UOL Affiliates.

“Controlling Party” has the meaning set forth in Section 7.4(c).

“Dispute Resolution Commencement Date” has the meaning set forth in Section 8.3.

“Dispute” has the meaning set forth in Section 8.3.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of United Online, in its sole and absolute discretion.

“Distribution Taxes” means any Taxes imposed on United Online or any UOL Affiliate resulting from, or arising in connection with, the failure of the Distribution to be tax-free to United Online or such UOL Affiliate under section 355 of the Code (including, without limitation, any Tax resulting from the application of section 355(d) or 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal federal and state corporate Income Tax rate for the relevant Taxable Period (or portion thereof).

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Filing Party” has the meaning set forth in Section 7.1.

“Final Determination” means the final resolution of liability for any Tax for any Taxable Period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code section 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such Tax for any Taxable Period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“FTD” has the meaning set forth in the first sentence of this Agreement.

“FTD Affiliate” means any previous, current or future Affiliate of FTD and/or one or more of its Affiliates.

“FTD Business” means (a) the consumer business and the floral network business conducted by the FTD Group and (b) any other business directly conducted by any member of the FTD Group as of or prior to the date of this Agreement.

“FTD Group” means FTD and each FTD Affiliate.

“FTD Group Member” means FTD, each Person that is or was an FTD Affiliate and each Person that becomes an FTD Affiliate after the Distribution.

“FTD Tax Group” means the Tax Group of which FTD is the common parent.

“Income Tax” means any federal, state, local or foreign Tax based upon, measured by or calculated by reference to net income or profits, net receipts or gross receipts (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Indemnifiable Loss Deduction” has the meaning set forth in Section 5.3.

“Indemnified Loss” has the meaning set forth in Section 5.3.

“Indemnifying Party” has the meaning set forth in Section 5.3.

“Indemnitee” has the meaning set forth in Section 5.3.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” has the meaning set forth in the recitals to this Agreement.

“IRS Ruling Documents” means (1) the request for a private letter ruling under section 355 and various other sections of the Code, filed by United Online with the IRS in connection with the Distribution, together with any supplemental filings or ruling requests or other materials subsequently submitted in connection with such request on behalf of United Online, its Affiliates and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to United Online in response to such request or (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

“Non-Controlling Party” has the meaning set forth in Section 7.4(c).

“Owed Party” has the meaning set forth in Section 6.1.

“Owing Party” has the meaning set forth in Section 6.1.

“Payment Period” has the meaning set forth in Section 6.5.

“Party” has the meaning set forth in the second sentence of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Distribution Period” means a Taxable Period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means a Taxable Period (or portion thereof) ending on or before the Distribution Date.

“Prohibited Act” has the meaning set forth in Section 4.4.

“Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of United Online and FTD in connection with the issuance of the Tax Opinion.

“Restated Tax Saving Amount” has the meaning set forth in Section 5.4.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Straddle Period” means a Taxable Period that begins on or before and ends after the Distribution Date.

“Supplemental IRS Ruling Documents” means (1) any request for a Supplemental IRS Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental IRS Rulings issued by the IRS to United Online in response to any such request and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

“Supplemental IRS Ruling” means (1) any ruling issued by the IRS in connection with the Distribution, other than a ruling in response to United Online’s initial request for the IRS Ruling, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

“Tax” and “Taxes” include all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Taxable Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer for any Taxable Period. A Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Detriment” means an increase in the Tax liability of a taxpayer for any Taxable Period. A Tax Detriment shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Group” means any United States federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued to United Online by Skadden, Arps, Slate, Meagher & Flom LLP (which opinion will rely upon the effectiveness of the IRS Ruling), in form and substance acceptable to the Parties substantially to the effect that, among other things, the Distribution will qualify as a tax-free distribution under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied or required to be supplied to, or filed or required to be filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Saving Amount” has the meaning set forth in Section 5.3.

“Tax Services” has the meaning set forth in Section 2.5(a).

“Taxable Period” means any period for which a liability for Tax is determined.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transition Services Agreement” has the meaning set forth in the Separation Agreement.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“United Online” has the meaning set forth in the first sentence of this Agreement.

“UOL Affiliate” means any previous, current or future Affiliate of United Online and/or one or more of its Affiliates, but excluding FTD and any FTD Affiliate.

“UOL Businesses” means (a) the communications and content and media businesses conducted by the UOL Group (including, without limitation, NetZero, Juno, Classmates.com and MyPoints.com) and (b) any other business (other than the FTD Business) directly conducted by any member of the UOL Group as of or prior to the date of this Agreement.

“UOL Group” means United Online and each UOL Affiliate, but excluding any FTD Group Member.

“UOL Group Member” means United Online, each Person that is or was a UOL Affiliate, and each Person that becomes a UOL Affiliate after the Distribution, but excluding any FTD Group Member.

“UOL Tax Group” means the Tax Group of which United Online is the common parent.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1  United Online’s Responsibility.  United Online shall have sole and exclusive responsibility for the preparation and filing of:

(a)                                 all Consolidated Returns;

(b)                                 all Tax Returns that include only United Online and/or any UOL Affiliate; and

(c)                                  any Tax Returns required to be filed for a Taxable Period ending on or before, or that includes, the Distribution Date that are not otherwise described in Section 2.1 or Section 2.2.

Section 2.2  FTD’s Responsibility.  FTD shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns that include only FTD and/or any FTD Affiliate.

Section 2.3  Agent.  Subject to the other applicable provisions of this Agreement, FTD hereby irrevocably designates, and agrees to cause each FTD Affiliate to so designate, United Online as its sole and exclusive agent and attorney-in-fact to take such actions (including execution of documents) as are appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a) or Section 2.1(c).

Section 2.4  Manner of Tax Return Preparation.  Unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, the Separation Agreement, the IRS Ruling Documents, any Supplemental IRS Ruling Documents and past practice. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

Section 2.5  Tax Services.

(a)  In General.  It is the intention of the Parties that except as specifically provided herein, the Transition Services Agreement shall govern the provision of tax services by United Online to FTD and the other members of the FTD Group (the “Tax Services”).

(b)  Right to Review.  United Online shall provide or cause to be provided any Tax Return (or portion or excerpt thereof relating exclusively to FTD or FTD Affiliates) to be filed by United Online on behalf of FTD pursuant to this Agreement at least ten (10) business days prior to the due date of such Tax Return, including extensions. FTD shall have the right to comment on any such Tax Return (or portion or excerpt thereof, as applicable), and United Online shall reasonably consider FTD’s comments.

(c)  Information.  United Online shall provide or cause to be provided to FTD copies of all Tax Returns (or portions or excerpts thereof relating exclusively to FTD or FTD Affiliates) filed on behalf of FTD, in each case within fifteen (15) days of filing pursuant to this Agreement, and shall promptly provide any notices or communications from any Taxing Authority relating to any Tax or Tax Return of FTD or an FTD Affiliate covered by the Tax Services.

(d)  List of Tax Returns.  As soon as practicable after the Distribution Date, United Online shall provide to FTD a list of all Tax Returns to be filed by United Online on behalf of FTD or FTD Affiliates pursuant to Section 2.1(a) or Section 2.1(c).

ARTICLE III

LIABILITY FOR TAXES

Section 3.1  United Online’s Liability.

(a)                                 United Online shall be liable for all Taxes due with respect to all Tax Returns described in (a) Section 2.1(a) or Section 2.1(c), except to the extent described in Section 3.2 hereof, and (b) Section 2.1(b). United Online shall be liable for any Tax deficiency assessed with respect to the portion of such Tax Returns for which it is responsible. United Online shall be entitled to receive and retain all Refunds of Taxes previously paid by United Online or any UOL Affiliates with respect to Taxes described in this Section 3.1.

Section 3.2  FTD’s Liability.  FTD shall be liable for all Taxes due with respect to Tax Returns described in (a) Section 2.1(a) or Section 2.1(c), but only to the extent that such Taxes are attributable to the FTD Business, and with respect to Income Taxes, as determined pursuant to Section 3.4, and (b) Section 2.2. FTD shall be liable for any Tax deficiency assessed with respect to the portion of such Tax Returns for which it is responsible. FTD shall be entitled to receive and retain all Refunds of Taxes previously paid by FTD or any FTD Affiliates with respect to Taxes described in this Section 3.2.

Section 3.3  Subsequent Adjustments.  If, as a result of any payment by United Online of a Tax in connection with an Audit, adjustment, or amended Tax Return described in Section 2.1, FTD receives a reciprocal (i.e., arising directly from such adjustment) net Tax Benefit, FTD shall pay the amount of such Tax Benefit to United Online. If, as a result of any payment by FTD of a Tax in connection with an Audit, adjustment, or amended Tax Return described in Section 2.1 or Section 2.2, United Online receives a reciprocal net Tax Benefit, United Online shall pay the amount of such Tax Benefit to FTD.

Section 3.4  Determination of Taxes Attributable to the FTD Business.

(a)  United States Federal Income Tax.  For purposes of Section 3.2, the amount of U.S. federal Income Tax attributable to the FTD Business shall be the amount of such U.S. federal Income Taxes that the FTD Tax Group would have been required to pay on a consolidated basis if the FTD Tax Group had paid tax on behalf of an affiliated group consisting only of the FTD Group, as determined in a manner consistent with the following principles:

(i)                                     including only Tax Items of members of the FTD Tax Group that were included in the relevant UOL Tax Group consolidated Tax Return;

(ii)                                  using all elections, accounting methods and conventions used on the UOL Tax Group consolidated Tax Return for such period; and

(iii)                               applying the highest statutory marginal corporate Income Tax rate in effect for such taxable period.

(b)  State Income Tax.  For purposes of Section 3.2, the amount of state or local Income Taxes attributable to the FTD Business shall be as determined by United Online in a manner consistent with the principles set forth in

Section 3.4(a) (for the avoidance of doubt, using the highest statutory marginal state or local corporate Income Tax rate for such applicable state or local jurisdiction, as the case may be).

(c)  Foreign Income Tax.  For purposes of Section 3.2, the amount of foreign Income Taxes attributable to the FTD Business shall be as determined by United Online in a manner consistent with the principles set forth in Section 3.4(a).

ARTICLE IV

DISTRIBUTION TAXES AND ALLOCATION

Section 4.1  Distribution Taxes.

(a)  United Online’s Liability for Distribution Taxes.  Notwithstanding Article III, United Online shall be liable for one hundred percent (100%) of any Distribution Taxes that are attributable to, or result from, one or more of the following:

(i)                                     any action or omission by any UOL Group Member that is inconsistent with any material or information, or that constitutes a breach of any covenant or representation, pertaining to any UOL Group Member in the IRS Ruling Documents, the IRS Ruling, any Supplemental IRS Ruling Documents, any Supplemental IRS Ruling or the Representation Letter;

(ii)                                  any action or omission by any UOL Group Member after the Distribution Date, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any UOL Group Member following the Distribution;

(iii)                               any acquisition of any stock or assets of any UOL Group Member by one or more other Persons occurring prior to or following the Distribution; or

(iv)                              any issuance of stock by any UOL Group Member, or change in ownership of stock in any UOL Group Member, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(b)  FTD’s Liability for Distribution Taxes.  Notwithstanding Article III, FTD shall be liable for one hundred percent (100%) of any Distribution Taxes that are attributable to, or result from, one or more of the following:

(i)                                     any action or omission by any FTD Group Member that is inconsistent with any material or information, or that constitutes a breach of any covenant or representation, pertaining to any FTD Group Member in the IRS Ruling Documents, the IRS Ruling, any Supplemental IRS Ruling Documents, any Supplemental IRS Ruling or the Representation Letter;

(ii)                                  any action or omission by any member of the FTD Group after the Distribution Date, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any member of the FTD Group following the Distribution;

(iii)                               any acquisition of any stock or assets of any member of the FTD Group by one or more other Persons following the Distribution; or

(iv)                              any issuance of stock by any member of the FTD Group, or change in ownership of stock in any member of the FTD Group, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(c)  First Party Responsible.  The first party to act or fail to act in a manner that results in the imposition of Distribution Taxes shall be liable for one hundred percent (100%) of such Distribution Taxes pursuant to Section 4.1(a) or 4.1(b), as applicable; provided that if such first party is able to act, and does act, in a manner that results in Distribution Taxes not being imposed, then such first party shall not be liable for any Distribution Taxes imposed as a result of any act or omission by the other party subsequent to the first party’s action or omission.

(d)  No Party Responsible.  If Distribution Taxes are imposed and no Party bears responsibility for the imposition of such taxes under Section 4.1(c), or if both Parties shall bear simultaneous responsibility for the imposition of such taxes under Section 4.1(c), then FTD shall be liable for fifty percent (50%) of such Distribution Taxes pursuant to Section 4.1(a) or 4.1(b), and United Online shall be liable for fifty percent (50%), of such Distribution Taxes pursuant to Section 4.1(a) or 4.1(b).

Section 4.2  Private Letter Rulings; Tax Opinion.

(a)  Information.  United Online has provided FTD with copies of the IRS Ruling Documents submitted on or prior to the date of this Agreement, and shall provide FTD with copies of any IRS Ruling Documents or Supplemental IRS Ruling Documents prepared after such date prior to the submission of such IRS Ruling Documents or Supplemental IRS Ruling Documents, as applicable, to a Taxing Authority. United Online shall provide FTD with a copy of the IRS Ruling, a copy of the Representation Letter and a copy of the Tax Opinion.

(b)  Cooperation by FTD.  FTD shall cooperate with United Online, and shall take any and all actions reasonably requested by United Online, in connection with (i) United Online’ submission of any IRS Ruling Documents prepared after the date specified in the preamble to this Agreement and (ii) United Online’s request for the Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by Skadden, Arps, Slate, Meagher & Flom LLP).

(c)  Supplemental IRS Rulings.

(i)                                     In General.  At the reasonable request of FTD, United Online shall cooperate with FTD and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental IRS Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution; provided that United Online shall not be obligated to seek a Supplemental IRS Ruling if it reasonably believes that seeking such Supplemental IRS Ruling would adversely affect United Online, its shareholders or any other UOL Group Member. In no event shall United Online be required to file any Supplemental IRS Ruling Documents unless FTD represents that (A) it has read the Supplemental IRS Ruling Documents and (B) all information and representations, if any, relating to FTD and the other members of the FTD Group contained in the Supplemental IRS Ruling Documents are true, correct and complete in all material respects. FTD shall reimburse United Online for all reasonable costs and expenses incurred by United Online and any other UOL Group Member in obtaining a Supplemental IRS Ruling requested by FTD. FTD shall not seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 4.2(c).

(ii)                                  Participation Rights.  If United Online requests a Supplemental IRS Ruling or other guidance after the date specified in the preamble to this Agreement: (A) United Online shall keep FTD informed in a timely manner of all material actions taken or proposed to be taken by United Online in connection therewith; (B) United Online shall (1) reasonably in advance of the submission of any such Supplemental IRS Ruling Documents provide FTD with a draft thereof, (2) reasonably consider FTD’s comments to such draft, (3) provide FTD with a final copy of the Supplemental IRS Ruling Documents, (4) provide FTD with notice reasonably in advance of, and FTD shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental IRS Ruling and (5) provide FTD with a copy of such Supplemental IRS Ruling.

Section 4.3  Carrybacks.

(a)                                 The carryback of any loss, credit or other Tax Asset from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws).

(b)                                 Except to the extent otherwise consented to by United Online (such consent not to be unreasonably withheld, conditioned or delayed) or prohibited by applicable law, FTD shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Asset from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period (a “Carryback”). In the event that FTD (or the appropriate member of the FTD Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or United Online consents to a Carryback), United Online shall cooperate with FTD, at FTD’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to FTD the amount of such Refund within ten (10) days after such Refund is received; provided that FTD shall indemnify and hold the members of the UOL Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Assets generated by a UOL Group Member if (i) such Tax Assets expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Assets is postponed to a later taxable period than the taxable period in which such Tax Assets would have been utilized but for such Carryback.

Section 4.4  Allocation of Tax Assets.

(a)                                 United Online and FTD shall cooperate, each at its own expense, in determining the allocation of any Tax Assets or Tax liabilities among the Parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws). In the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets or Tax liabilities shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Assets or Tax liabilities. United Online and FTD hereby agree to compute all Taxes for Post-Distribution Periods and Straddle Periods consistently with the determinations made pursuant to this Section 4.4 unless otherwise required by a Final Determination.

(b)                                 To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Periods of either the UOL Tax Group or the FTD Tax Group, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.4(a)

Section 4.5  Allocation of Certain Tax Items.

(a)  Allocation Between Taxable Periods.  If applicable law requires the Taxable Period of any FTD Group Member that was a member of the UOL Tax Group prior to the Distribution Date to end as of the close of the Distribution Date, then Tax Items shall be included in each Taxable Period in accordance with Treasury Regulation § 1.1502-76(b)(2)(i) with no election under Treasury Regulation § 1.1502-76(b)(2)(ii).

(b)  Allocation Within a Straddle Period.  If applicable law does not require the Taxable Period of FTD and each FTD Group Member that was a member of the UOL Tax Group prior to the Distribution Date to end as of the close of the Distribution Date, then the amount of Tax Items attributable to each portion of the Straddle Period shall be determined by means of a closing of the books and records of such FTD Group Member as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

(c)  Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any transaction that is outside the ordinary course of the normal day-to-day operations of the FTD Business that is undertaken, caused or permitted by any FTD Group Member that occurs on the Distribution Date but after the Distribution as occurring on the date after the Distribution Date pursuant to Treasury Regulation § 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign law. United Online shall not make a ratable allocation election pursuant to Treasury Regulation § 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign law for the tax year in which the Distribution occurs.

Section 4.6  Tax Treatment of Equity-Related Compensation.

(a)                                 United Online or a UOL Affiliate shall be entitled to claim any Tax deduction relating to (A) (i) the exercise of an option award to purchase United Online stock and (ii) the vesting of a restricted stock unit with respect to United Online stock, in each case, held by an employee or former employee of United Online or a UOL Affiliate at the time of such exercise, vesting or payment; (B) with respect to Mark R. Goldston (i) the exercise of an option award to purchase United Online stock or FTD stock and (ii) the vesting of a restricted stock unit with respect to United Online stock or FTD stock; and (C) with respect to a member of the Board of Directors of United Online prior to the Distribution (i) the exercise of an option award to purchase United Online stock or FTD stock and (ii) the vesting of a restricted stock unit with respect to United Online stock or FTD stock.

(b)                                 Subject to Section 4.6(a)(B) and (C), FTD or an FTD Affiliate shall be entitled to claim any Tax deduction relating to (i) the exercise of an option award to purchase FTD stock and (ii) the vesting of a restricted stock unit with respect to FTD stock, in each case, held by an employee or former employee of United Online or a UOL Affiliate at the time of such exercise, vesting or payment.

(c)                                  Upon the exercise of (or FTD’s receipt of notice of the intent to exercise) an option award to purchase FTD stock by Mark R. Goldston, FTD shall promptly notify United Online and shall promptly provide documentation and other information necessary to permit United Online to duly and timely prepare and file all Tax Returns (including IRS and other information returns) and duly and timely remit to each Tax Authority any payroll, withholding or other payments due in connection with such exercise. In addition, FTD shall timely pay United Online an amount equal to the applicable income and employment tax withholding due in connection with such exercise. Upon the exercise of (or FTD’s receipt of notice of the intent to exercise) an option award to purchase FTD stock by a member of the Board of Directors of United Online prior to the Distribution, FTD shall promptly notify United Online and shall promptly provide documentation and other information necessary to permit United Online to prepare and file all Tax Returns (including IRS and other information returns) in connection with such exercise.

ARTICLE V

INDEMNIFICATION

Section 5.1  Generally.  The UOL Tax Group shall jointly and severally indemnify FTD, each FTD Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which United Online or any UOL Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that are attributable to, or result from the failure of United Online or any director, officer or employee to make any payment required to be made under this Agreement. The FTD Tax Group shall jointly and severally indemnify United Online, each UOL Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which FTD or any FTD Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of FTD, any FTD Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

Section 5.2  Inaccurate, Incomplete or Untimely Information.  The UOL Tax Group shall jointly and severally indemnify FTD, each FTD Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of United Online or any UOL Affiliate in supplying FTD or any FTD Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return. The FTD Tax Group shall jointly and severally indemnify United Online, each UOL Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of FTD or any FTD Affiliate in supplying United Online or any UOL Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.

Section 5.3  Adjustments to Payments.  Any Party that is entitled to receive a payment (the “Indemnitee”) under this Agreement from another Party (the “Indemnifying Party”) with respect to any Taxes, losses, costs, damages or expenses suffered or incurred by the Indemnitee (an “Indemnified Loss”) shall pay to such Indemnifying Party, or the Indemnifying Party shall pay to the Indemnitee, as applicable, an amount equal to the difference between any “Tax Saving Amount” actually realized by the Indemnitee in the year of the payment and the amount of the Indemnified Loss. For purposes of this Section 5.3, the “Tax Saving Amount” shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received by the Indemnitee (net of Tax) from a Taxing Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the “Indemnifiable Loss Deduction”).

Section 5.4  Reporting of Indemnifiable Loss.  In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is more likely than not (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) to be sustained with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than a United States federal, state or local Tax Return. Except as otherwise provided in this Agreement, the Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; provided that the Indemnitee shall consult with, and provide the Indemnifying Party with a reasonable opportunity to review and comment on the portion of the Indemnitee’s Tax Return relating to the Indemnified Loss. If a Dispute arises between the Indemnitee and the Indemnifying Party as to whether a deduction or tax position with respect to an Indemnified Loss is “more likely than not” (with respect to United States federal, state and local Tax Returns) to be sustained or similar appropriate authoritative support (with respect to any Tax Return other than a United States federal, state or local Tax Return) for the claiming of an Indemnifiable Loss Deduction, such Dispute shall be resolved in accordance with the principles and procedures set forth in Section 8.3. United Online and FTD shall act in good faith to coordinate their Tax Return filing positions with respect to the Taxable Periods that include an Indemnifiable Loss Deduction. Any Tax Saving Amount calculated under Section 5.3 hereof shall be adjusted in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit. Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 5.3 hereof, taking into account the Final Determination (the “Restated Tax Saving Amount”). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnifying Party an amount equal to the difference between such amounts. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay to the Indemnitee an amount equal to the difference between such amounts promptly after receipt of written notice setting forth the amount due and the computation thereof.

Section 5.5  No Indemnification for Tax Items.  Nothing in this Agreement or any other ancillary document shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of any Party.

Section 5.6  Double Recovery.  Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification hereunder for any amount to the extent such Party has otherwise been reimbursed for such amount.

ARTICLE VI

PAYMENTS

Section 6.1  In General.  In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Article VI. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 6.2  Treatment of Payments.  Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to the other Party (other than payments of interest pursuant to Section 6.5 and payments of After Tax Amounts pursuant to Section 6.4) pursuant to this Agreement shall be treated for all Tax purposes as nontaxable payments made immediately prior to the Distribution and, accordingly not includible in the taxable income of the recipient.

Section 6.3  Prompt Performance.  All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 6.4  After Tax Amounts.  If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.5) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.5 on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

Section 6.5  Interest.  If an Owing Party fails to make any payment pursuant to this Agreement within the period prescribed for such payment in this Agreement, such Owing Party shall be obligated to pay, in addition to the amount otherwise due, interest on such amount at a rate per annum equal to five percent (5%). Such interest shall be payable at the same time as the payment to which it relates.

ARTICLE VII

TAX PROCEEDINGS

Section 7.1  Audits.  Except as otherwise provided in Section 7.4, the Party responsible for preparing and filing a Tax Return pursuant to Article II (the “Filing Party”) shall have the right to control, contest, and represent the interests of itself and any of its Affiliates in any Audit relating to such Tax Return; provided that if the other Party (the “Non-Filing Party”) paid Taxes or would be required to pay Taxes with respect to such Tax Return pursuant to Section 3.1 or Section 3.2, as applicable, the Non-Filing Party shall be entitled to participate in such Audit, at its own cost and expense and with counsel of its own choosing (such counsel to be reasonably acceptable to the Filing Party), and the Filing Party shall not settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit without the prior written consent of the Non-Filing Party (such consent not to be unreasonably withheld, delayed or conditioned) to the extent that the proposed settlement or agreement to any deficiency, claim or adjustment results in a material adjustment to Taxes paid or to be paid by the Non-Filing Party pursuant to Section 3.1 or Section 3.2, as applicable. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution or determination of any Tax Item. Each of the Filing Party and the Non-Filing Party shall bear its respective costs incurred in handling, settling, or contesting an Audit, and any costs incurred by both Parties shall be shared equally. The Filing Party shall advise the Non-Filing Party of all significant Tax issues subject to an Audit by any Taxing Authority with respect to which the Non-Filing Party paid Taxes or would be required to pay Taxes pursuant to Section 3.1 or Section 3.2, as applicable, and shall keep the Non-Filing Party fully informed on a timely basis with respect to any proposed contest, compromise or settlement thereof. For purposes of this Section 7.1, an adjustment to Taxes paid or to be paid by the Non-Filing Party shall be deemed to be material if and only if such adjustment is reasonably expected to exceed $100,000.

Section 7.2  Notice.  Within twenty (20) business days after a Party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall notify the other Party of such issue, and thereafter shall promptly forward to the other Party copies of notices and material communications with any Taxing Authority relating to such issue. The failure of one Party to notify the other Party of any matter relating to a particular Tax for a Taxable Period or to take any action specified in this Agreement shall not relieve such other Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such Taxable Period, except to the extent that such other Party’s rights under this Agreement are materially prejudiced by such failure.

Section 7.3  Remedies.  Subject to Section 5.2, FTD agrees that no claim against United Online and no defense to FTD’s liabilities or obligations to United Online under this Agreement shall arise from the resolution by United Online of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of United Online or any UOL Affiliate.

Section 7.4  Control of Distribution Tax Proceedings.

(a)                                 United Online shall have the right to control, contest, and represent the interests of itself and any UOL Affiliate in any Audits relating to Distribution Taxes for which United Online bears liability pursuant to Section 4.1(a) or Section 4.1(c), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. United Online’ rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. FTD shall be entitled through counsel of its choosing and reasonably acceptable to United Online to monitor the conduct or settlement of any such Audit by United Online, and United Online shall keep FTD and such counsel fully informed on a timely basis with respect thereto. United Online shall provide FTD and such counsel with such information as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in such monitoring shall be borne by FTD.

(b)                                 FTD shall have the right to control, contest, and represent the interests of itself and any FTD Affiliate in any Audits relating to Distribution Taxes for which FTD bears liability pursuant to Section 4.1(b) or Section 4.1(c), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. FTD’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. United Online shall be entitled through counsel of its choosing and reasonably acceptable to FTD to monitor the conduct or settlement of any such

Audit by FTD, and FTD shall keep United Online and such counsel fully informed on a timely basis with respect thereto. FTD shall provide United Online and such counsel with such information as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in such monitoring shall be borne by United Online.

(c)                                  United Online shall have the right to control and contest any Audits relating to Distribution Taxes for which they both bear liability pursuant to Section 4.1(d) and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided that FTD may assume sole control of any such Audit if such Party acknowledges in writing that it has sole liability for any Distribution Taxes that are reasonably expected to arise in such Audit (the Party controlling such Audit, the “Controlling Party” and the other Party, the “Non-Controlling Party”). The control rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. The Non-Controlling Party shall be entitled through counsel of its choosing and reasonably acceptable to the Controlling Party to monitor the conduct or settlement of any such Audit by the Controlling Party, and the Controlling Party shall keep the Non-Controlling Party and such counsel fully informed on a timely basis with respect thereto. The Controlling Party shall provide the Non-Controlling Party and such counsel with such information as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in such monitoring shall be borne by the Non-Controlling Party.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1  Effectiveness.  This Agreement shall become effective on October 31, 2013.

Section 8.2  Cooperation and Exchange of Information.

(a)  Cooperation.  United Online and FTD shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement. Such cooperation shall include, without limitation:

(i)                                     the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding earnings and profits and the ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings, closing agreements or other determinations by Taxing Authorities;

(ii)                                  providing FTD access to United Online’s tax software in order to input relevant data and otherwise prepare and file all Tax Returns for which FTD is responsible pursuant to Section 2.2;

(iii)                               the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the FTD Tax Group or the UOL Tax Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied or any power of attorney required by the applicable Taxing Authority to be provided by one Party to another Party for the performance by such other Party of acts required or permitted under this Agreement; and

(iv)                              the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each Party shall use reasonable best efforts to comply in connection with the foregoing matters within ten (10) business days or such shorter period as may be required by the applicable Taxing Authority or otherwise in connection with any Audit. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)  Failure to Perform.  If a Party materially fails to comply with any of its obligations set forth in Section 8.2(a) upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

Section 8.3  Dispute Resolution.  Unless otherwise agreed by the Parties, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) which arises between United Online and FTD shall be resolved pursuant to this Section 8.3. The Dispute shall first be negotiated between the appropriate senior executives of United Online and FTD who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by United Online or FTD, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then United Online and FTD shall jointly retain a nationally recognized accounting firm reasonably acceptable to both Parties to resolve the Dispute. The accounting firm selected by the Parties shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of such accounting firm, United Online and FTD shall each take or cause to be taken any action necessary to implement the decision of such accounting firm. United Online and FTD shall share equally the administrative costs of the arbitration and such accounting firm’s fees, disbursements and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

Section 8.4  Changes in Law.

(a)                                 Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b)                                 If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.5  Confidentiality.  Each of the Parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the Party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its Affiliates and its and their directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.5. Each of the Parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.6  Affiliates.

(a)                                 United Online shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any other UOL Group Member; provided that if it is contemplated that a UOL Group Member may cease to be controlled, directly or indirectly, by United Online as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not expected to be distributed outside of the UOL Group to the shareholders of United Online, then United Online may request in writing no later than thirty (30) days prior to such cessation that FTD execute a release of such UOL Group Member from its obligations under this Agreement effective as of such transfer, provided that United Online shall succeed to the rights of such UOL Group Member under this Agreement and shall have confirmed in writing the obligations of United Online and the remaining UOL Group Members with respect to their own obligations and the obligations of the departing UOL Group Member, and that such departing UOL Group Member shall have executed a release of any rights it may have against FTD by reason of this Agreement.

(b)                                 FTD shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any other member of the FTD Group; provided that if it is contemplated that member of the FTD Group may cease to be controlled, directly or indirectly, by FTD as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not expected to be distributed outside of the FTD Group to the shareholders of FTD, then FTD may request in writing no later than thirty (30) days prior to such cessation that United Online execute a release of such member of the FTD Group from its obligations under this Agreement effective as of such transfer, provided that FTD shall succeed to the rights of such member of the FTD Group under this Agreement and shall have confirmed in writing the obligations of FTD and the remaining members of the FTD Group with respect to their own obligations and the obligations of the departing member of the FTD Group, and that such departing member of the FTD Group shall have executed a release of any rights it may have against United Online by reason of this Agreement

Section 8.7  Authority.  Each of the Parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.8  Setoff.  All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

Section 8.9  Amendments and Waivers.

(a)                                 Subject to Section 11.1 of the Separation Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)                                 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 8.10  Entire Agreement.  This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.11  Third-Party Beneficiaries.  Except as provided in Article V relating to Indemnitees, this Agreement is solely for the benefit of United Online, the UOL Affiliates, FTD and the FTD Affiliates, and shall not be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.12  Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section of the Separation Agreement.

Section 8.13  Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 8.14  Severability.  If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any provision in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 8.15  Assignability; Binding Effect.  Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may be enforced separately by each member of the UOL Tax Group and each member of the FTD Tax Group.

Section 8.16  Governing Law This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 8.17  Construction.  This Agreement shall be construed as if jointly drafted by the Parties, and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 8.18  Titles and Headings.  Titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.19  Coordination with Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employment Taxes are set forth in the Employee Matters Agreement, such matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.20  Conflict or Inconsistency Between Agreements.  Except as provided in Section 8.19, in the event of any conflict or inconsistency between any provision of this Agreement and any provision of either the Separation Agreement or any of the other Ancillary Agreements, the applicable provisions of this Agreement shall prevail.

[Signature Page Follows]

WHEREFORE, the Parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

UNITED ONLINE, INC., on behalf of itself and the UOL Affiliates

By:	/s/ Neil P. Edwards
	Name:	Neil P. Edwards
	Title:	Executive Vice President and Chief Financial Officer

FTD COMPANIES, INC., on behalf of itself and the FTD Affiliates

By:	/s/ Becky Sheehan
	Name:	Becky Sheehan
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Tax Sharing Agreement]